Exhibit 99.7

August 28, 2017

Precipio, Inc.

4 Science Park

New Haven, CT 06511

Attention: Chief Executive Officer

Re:	Notice of Election by Stockholder to Convert Series A Preferred Stock into Common Stock: Waiver of Registration Rights

The undersigned holder of shares of Series A Senior Convertible Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), of Precipio, Inc., a Delaware corporation formerly known as Transgenomic, Inc. (the “Company”), hereby irrevocably elects to mandatorily convert all shares of Series A Preferred Stock of the Company into shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) in accordance with the terms of Section 4(e) of the Certificate of Designation (the “Certificate of Designation”) of Series A Senior Convertible Preferred Stock of the Company (the “Conversion”). The shares of Common Stock to be received upon the Conversion are referred to herein as the “Conversion Shares”. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to the Preferred Shares (as defined below), free and clear of the rights or interests of any other person or entity; (b) has the full right, power, and authority to cause the conversion of such Preferred Shares as provided herein; and (c) the Preferred Shares represent all shares of Series A Preferred Stock of the Company beneficially owned by the undersigned as of the date hereof.

The undersigned hereby irrevocably constitutes and appoints the Company’s transfer agent and the officers of the Company and Goodwin Procter LLP, or any of them, or their designees, as the undersigned’s attorney-in-fact to effect the Conversion of such shares on the books of the Company with full substitution in the premises. The Conversion shall be effective immediately prior to. but contingent upon, the closing of the proposed underwritten public offering of preferred stock of the Company and warrants to purchase Common Stock pursuant to the registration statement on Form S-3 filed by the Company on February 6, 2015, as supplemented by the prospectus supplement and free writing prospectus filed by the Company on August 2, 2017 and the prospectus supplement filed by the Company on August 22, 2017, as may be amended or supplemented (the “Offering”). The undersigned understands that the Company and the underwriter of the Offering will proceed with the Offering in reliance upon this letter agreement.

Name of the Undersigned Holder of Series A Preferred Stock: Chenies Management LLC

Number of Shares of Series A Preferred Stock Held by the Undersigned: 59,082 (the “Preferred Shares”)

Number of Shares of Common Stock to be Received by the Undersigned upon Conversion: 59,082

The Company shall also issue to the undersigned 776 shares of Common Stock, representing the Series A Preferred Payment (as defined in the Certificate of Designation) accrued through the date hereof and paid in shares of Series A Preferred Stock, which shares will immediately convert to shares of Common Stock in connection with the Conversion. As consideration for the agreement to effect the Conversion, the Company shall, at the closing of the Offering, issue to each holder of Series A Preferred Stock immediately prior to the Conversion a warrant to purchase that number of shares of Common Stock equal to 50% of the number of Conversion Shares received by such holder, in substantially the form attached hereto as Exhibit A.

The undersigned hereby permanently and irrevocably waives, solely with respect to the Offering, any registration rights and any rights to notice that the undersigned would otherwise be entitled to under (i) Section 4.14 of that certain Securities Purchase Agreement, dated on or about April 13, 2017, by and among the Company and the other signatories thereto (the “April Purchase Agreement”), (ii) Section 4.14 of that certain Securities Purchase Agreement, dated June 29, 2017, by and among the Company and the other signatories thereto (the “June Purchase Agreement”)and (iii) any other agreement that provides for registration and/or notice rights in connection with the Offering, as applicable. The undersigned also hereby permanently and irrevocably waives any registration rights that the undersigned would otherwise be entitled to under (i) that certain Agreement and Plan of Merger, dated October 12, 2016, by and among the Company and the other signatories thereto, as amended, and (ii) Section 2 of that certain Investors’ Rights Agreement, dated June 29, 2017, by and among the Company and the other signatories thereto.

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflicts of law doctrine. This letter agreement may be executed in any number of counterparts, including via facsimile or electronic transmission, each of which shall be deemed an original and all of which together shall constitute one instrument. This letter agreement, together with the April Purchase Agreement and the June Purchase Agreement, as applicable, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties hereto with respect to such subject matter. No amendment, waiver or modification of any provision of this letter agreement shall become effective unless the same shall be in writing and signed by each of the parties hereto.

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IN WITNESS WHEREOF, the undersigned has executed this letter agreement as of the date set forth above.

/s/ Mark Rimer
By:	Chenies Management LLC
Name:	Mark Rimer
Title:	Managing Member

[Signature Page to Letter Agreement]

Agreed and Acknowledged:

PRECIPIO, INC.

By:	/s/ Ilan Danieli
Name:	Ilan Danieli
Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement]